Exhibit 99.1

Copano Energy, L.L.C.
Contacts:
Kinder Morgan Energy Partners, L.P. Media Relations Joe Hollier, (713) 369-9176 or Investor Relations Mindy Mills, (713) 369-9490	Copano Energy, L.L.C. Carl A. Luna, SVP and CFO 713-621-9547 or Jack Lascar / jlascar@drg-e.com Anne Pearson/ apearson@drg-e.com DRG&E / 713-529-6600

KINDER MORGAN/COPANO ENERGY ENTER INTO GAS SERVICES AGREEMENT WITH SM ENERGY IN THE EAGLE FORD SHALE

HOUSTON, July 6, 2010 – Eagle Ford Gathering LLC, a 50/50 joint venture between Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and Copano Energy, L.L.C. (NASDAQ: CPNO) established to serve natural gas producers in South Texas, today announced the execution of a definitive long-term gas services agreement with SM Energy Company (formerly St. Mary Land & Exploration Company).
Under terms of the agreement, SM Energy will commit up to 200,000 MMBtu per day of Eagle Ford Shale natural gas production over a 10-year term from LaSalle, Dimmit and Webb counties in Texas.  Eagle Ford Gathering will provide gathering, transportation and processing services and will construct approximately 85 miles of 24- and 30-inch pipeline from SM Energy’s acreage in the western Eagle Ford Shale play to Kinder Morgan’s Freer compressor station in Duval County, Texas.  The pipeline is expected to begin service during the summer of 2011.
“We are pleased Eagle Ford Gathering has been selected to provide SM Energy with a full slate of midstream services in the Eagle Ford Shale region,” said Bruce Northcutt, Copano Energy’s President and Chief Executive Officer.  “Consistent with our strategy, the gas services agreement with SM Energy will generate long-term, fee based cash flows for the joint venture and for Copano.  We are excited to move forward with the construction of the pipeline, which will expand our footprint in the Eagle Ford and enhance our ability to meet the needs of producers in the region.”
Tom Martin, President of Kinder Morgan’s Natural Gas Pipelines, said, “The Eagle Ford Gathering joint venture with Copano is one of several initiatives that we have undertaken at Kinder Morgan to access the major natural gas shale plays in the United States. Providing transportation and midstream services to producers like SM Energy in the Eagle Ford Shale will result in expansion of our Texas intrastate pipeline system and incremental cash flow for our unitholders. We are delighted to enter into this significant initial agreement with SM Energy and discussions are ongoing with other producers for the remaining project capacity.”
Kinder Morgan and Copano will invest approximately $137 million in phase one of the project and have each committed 375,000 MMBtu per day of capacity to Eagle Ford Gathering for transportation on Kinder Morgan’s intrastate pipeline from Laredo-to-Katy and for processing at Copano’s Houston Central processing plant.  Copano serves as operator and managing member of Eagle Ford Gathering.

About Kinder Morgan Energy Partners, L.P.
Kinder Morgan Energy Partners, L.P. is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates approximately 28,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of approximately $30 billion.  The general partner of KMP is owned by Kinder Morgan, Inc., a private company.  Kinder Morgan Management is a limited partner in KMP and manages and controls its business and affairs.  For more information please visit www.kindermorgan.com.

About Copano Energy, L.L.C.
Houston-based Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.  Its assets include approximately 6,400 miles of active natural gas gathering and transmission pipelines, 250 miles of NGL pipelines and eight natural gas processing plants, with over one Bcf per day of combined processing capacity. For more information please visit www.copanoenergy.com.

Forward-Looking Statements
This news release includes forward-looking statements.  Although Kinder Morgan and Copano Energy believe that their expectations are based on reasonable assumptions, they can give no assurance that such assumptions will materialize or that the proposed transactions will be consummated.  Important factors that could cause actual results to differ materially from those in the forward-looking statements in this release include: the impact of inflation on project costs and the availability of required resources; the effects on the project schedule, project costs, or both, of numerous regulatory, environmental, political, legal and operational uncertainties; the impact on volumes and resulting cash flow of technological, economic and other uncertainties inherent in estimating future production and producers’ ability to drill and successfully complete and attach new natural gas supplies, and the availability of downstream transportation systems and other facilities for natural gas and NGLs. These and other risks and uncertainties are described in the risk factors sections of Kinder Morgan’s and Copano Energy’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.